Exhibit 99.1

PublicSquare Reports Strong Year-Over-Year GMV Growth for Payments & Credit for Black Friday through Cyber Monday

Black Friday Cyber Monday GMV processed by PSQ Payments increased by 536% compared to the prior year period

Black Friday Cyber Monday volume for Credova delivers over 70% YoY growth in financed amount and contracts signed

WEST PALM BEACH, Fla. — December 18, 2025 — PSQ Holdings, Inc. (NYSE: PSQH) (“PublicSquare” or the “Company”), the leading values-aligned marketplace and financial technology platform, announced results for its Payments and Credit Business for the 2025 Black Friday through Cyber Monday (BFCM) period.

During the four-day BFCM period, the amount of Gross Merchandise Volume (GMV) processed by the PSQ Payments business increased by approximately $6.5 million, or 536%, from $1.2 million in 2024 to $7.8 million in 2025.

During the BFCM period, the amount of GMV processed by the Company’s Credova credit business increased by approximately $533K, or 75%, from $706K in 2024 to $1.24 million in 2025. During the BFCM period, the number of loan and lease contracts the Company’s Credova credit business entered into increased by 675, or 73%, from 931 contracts in 2024 to 1,606 contracts in 2025.

“Our Black Friday Cyber Monday results highlight the accelerating adoption of PSQ Payments and the continued momentum in our credit business,” said Michael Seifert, Chairman and CEO of PublicSquare. “The PSQ Payments platform processed significantly higher transaction volumes year over year, while our credit offerings delivered meaningful growth in both financed amounts and contracts signed. Together, these results demonstrate the scalability of our payments and credit infrastructure and the increasing demand for values-aligned alternatives to traditional financial platforms.”

PublicSquare continues to invest in expanding its payments and credit capabilities as part of its broader strategy to deepen merchant relationships, drive transaction growth, and build durable, recurring revenue streams across its ecosystem.

About PSQ Payments

PSQ Payments, developed by PublicSquare, is a fully cancel-proof payment platform designed to provide businesses and consumers with uncompromising security and reliability. Leveraging advanced tokenization and secure wallet technology, PSQ Payments ensures that sensitive transactional data remains encrypted and protected. With a redundancy system in place, PSQ Payments reinforces its commitment to stability, making it a trusted solution for business owners who want to ensure their economic liberty is protected in every transaction.

About PublicSquare

PublicSquare (NYSE: PSQH) is a financial technology company committed to protecting life, family, and liberty through values-driven innovation. PublicSquare is building an ecosystem of financial solutions that provide consumers and businesses with “cancel-proof” alternatives in today’s economy. For more information, visit the Company’s Investor Relations website at investors.publicsquare.com.

*The Company measures GMV to assess the volume of transactions that take place on its PSQ Payments platform. The Company defines GMV as the total dollar amount of all transactions generated from the Financial Technology segment during the applicable period, net of refunds. GMV does not represent revenue earned by the Company; however, it is an indicator of the success of the Company’s merchants and the strength of the Company’s platform.

**GMV metrics are based on internal company data, assumptions, and estimates and are used in managing our business. The Company believes that these figures are reasonable estimates, and the Company actively takes measures to improve their accuracy, such as eliminating known fictitious or duplicate accounts. There are, however, inherent challenges in gathering accurate data across large online and mobile populations. All data is unaudited and is subject to adjustment.

***Set forth above is certain preliminary financial information for a partial period that has been prepared by the Company’s management and should not be viewed as a substitute for full financial statements for the full financial period prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Our independent registered public accounting firm has not audited, reviewed, or performed any procedures with respect to this preliminary financial data or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. Although the Company is unaware of any items that would require it to adjust the financial information set forth below, it is possible that the Company or its independent registered public accounting firm may identify such items as the Company completes its financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary results. These preliminary results are not necessarily indicative of any future period or the full period ending December 31, 2025 and should be read together with “Forward-Looking Statements,” below and the Risk Factors and consolidated financial statements and related notes included in the Company’s filings with the Securities and Exchange Commission. GMV and number of contracts are supplemental measures that are not calculated and presented in accordance with GAAP.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts, such as statements relating to the Company’s expected continued investment in its payment and credit capabilities and the impact of such investments, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of the Company to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed by the Company with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future and full period results. The forward-looking statements included in this press release are made only as of the date hereof. The Company cannot guarantee future or full period results, levels of activity, performance, or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Investors Contact:

investment@publicsquare.com

Media Contact:

pr@publicsquare.com